May 26, 2000


Sun Community Bancorp Limited
2777 East Camelback Road
Suite 375
Phoenix, Arizona 85016

          RE:  VALLEY FIRST COMMUNITY BANK

Ladies and Gentlemen:

         JMP Financial, Inc. hereby consents to your including a copy of the fairness opinion in the proxy statement/prospectus with regards to Valley First Community Bank and to the reference to this firm in the proxy statement/prospectus as financial advisor to Valley First Community Bank and under the caption "Opinion of Financial Adviser".


                                        Very truly yours,


                                        /s/ John Paiffy
                                        ----------------------------------------
                                        John Paiffy
                                        President